Exhibit (a)(5)(i)

Revised: Tortoise Announces Tender Offers for its Closed-End Funds

Revised from August 11, 2023 release to include Important Notice

Tortoise Energy Infrastructure Corp. (NYSE: TYG)

Tortoise Midstream Energy Fund, Inc. (NYSE: NTG)

Tortoise Pipeline & Energy Fund, Inc. (NYSE: TTP)

Tortoise Energy Independence Fund, Inc. (NYSE: NDP)

Tortoise Power and Energy Infrastructure Fund, Inc. (NYSE: TPZ)

FOR IMMEDIATE RELEASE

OVERLAND PARK, KS — August 16, 2023 — Tortoise and the Board of its closed-end funds previously announced its approval of conditional tender offers as part of the discount management program. A Fund would conduct a tender for 5% of the Fund’s outstanding shares of common stock at a price equal to 98% of net asset value (NAV) if its shares trade at an average discount to NAV of more than 10% during either of the designated measurement periods in 2022 and 2023. The measurement period for 2023 ended on July 31, 2023 and it has been determined that a tender offer will be executed in each Fund. The tender offers are expected to commence on or around October 2, 2023. The Funds will issue a press release announcing the tender offers on the day the tenders commence. The Funds’ portfolio managers, officers and Board of Directors will not tender their shares.

About Tortoise

Tortoise focuses on energy & power infrastructure and the transition to cleaner energy. Tortoise’s track record of energy value chain investment experience and research dates back more than 20 years. As an early investor in midstream energy, Tortoise believes it is well-positioned to be at the forefront of the global energy evolution that is underway. With a steady wins approach and a long-term perspective, Tortoise strives to make a positive impact on clients and communities. To learn more, please visit www.TortoiseEcofin.com.

Tortoise Capital Advisors, L.L.C. is the adviser to Tortoise Energy Infrastructure Corp., Tortoise Midstream Energy Fund, Inc., Tortoise Pipeline & Energy Fund, Inc., Tortoise Energy Independence Fund, Inc. and Tortoise Power and Energy Infrastructure Fund, Inc.

For additional information on these funds, please visit cef.tortoiseecofin.com.

Important Notice

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Funds. The Funds have not commenced the tender offers described in this release. Each Tender Offer will be made only by an offer to purchase, a related letter of transmittal and other documents filed with the SEC as exhibits to a tender offer statement on Schedule TO, with all such documents available on the SEC’s website at www.sec.gov. For each Tender Offer, the Funds will also make available to shareholders without charge the offer to purchase and the letter of transmittal. Shareholders should read these documents carefully, as they will contain important information about the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Although the funds and Tortoise Capital Advisors believe that the expectations reflected in these forward- looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the fund’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the funds and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information

For more information contact Eva Lipner at (913) 981-1020 or info@tortoiseecofin.com.